Exhibit 10.1

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: up to $300,000 (as set forth on the Schedule of Borrowings attached hereto)	Dated as of October 25, 2022

Metals Acquisition Corp, a Cayman Islands exempted company and blank check company (the “Maker”), promises to pay to the order of Green Mountain Metals LLC, a Cayman Islands limited liability company, or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of up to THREE HUNDRED THOUSAND DOLLARS ($300,000) (as set forth on the Schedule of Borrowings attached hereto) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.            Principal. The principal balance of this Note shall be payable by the Maker on the earlier of: (i) August 2, 2023 and (ii) the consummation of the acquisition of Cobar Management Pty. Limited (“CMPL”) and the CMPL owned Cornish, Scottish and Australian Mine (the “CSA Mine”) in Cobar, New South Wales, Australia, from Glencore Operations Australia Pty Limited (the acquisition of CMPL and the CSA Mine from Glencore, the “Business Combination”) pursuant to that certain Share Sale Agreement, dated as of March 17, 2022, by and among the Maker, Metals Acquisition Corp. (Australia) Pty Ltd and Glencore (such earlier date, the “Maturity Date”), unless accelerated upon the occurrence of an Event of Default (as defined below). Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty; provided, however, that Payee shall have a right to first convert such principal balance pursuant to Section 6 below upon notice of such prepayment. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2.                Interest. No interest shall accrue on the unpaid principal balance of this Note.

3.           Drawdown Requests. Maker and Payee agree that Maker may request up to THREE HUNDRED THOUSAND DOLLARS ($300,000) for transaction costs reasonably related to the Business Combination. The principal of this Note may be drawn down from time to time prior to the Maturity Date, upon written request from Maker to Payee (each, a “Drawdown Request”). Any advance hereunder shall be made by the Payee upon receipt of a written request of the Maker, related to ongoing expenses reasonably related to the business of the Maker and the consummation of the Business Combination, and shall be set forth on the Schedule of Borrowings attached hereto. Any advance hereunder shall only be made by the Payee as, and to the extent, expenses are incurred or are reasonably expected to be incurred and the amounts of such advance shall be used to pay or repay such expenses. Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than One Thousand Dollars ($1,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than one (1) business day after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns collectively under this Note is THREE HUNDRED THOUSAND DOLLARS ($300,000). No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

4.                 Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5.                  Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)                 Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the date specified above.

(b)                Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)                 Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6.                Remedies.

(a)                 Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)                Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7.              Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8.             Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9.             Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

10.             Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11.                Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.                Trust Waiver. Reference is made to the final prospectus of the Maker, dated as of July 28, 2021 and filed with the U.S. Securities and Exchange Commission (“SEC”) (File No. 333-257854) on July 30, 2021 (the “Prospectus”). Payee represents and warrants that it has received the Prospectus and understands that the Maker has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the over-allotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Maker’s public shareholders (including over-allotment shares acquired by the Maker’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, the Maker may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of the Maker in connection with the consummation of the Maker’s initial Business Combination (as such term is used in the Prospectus) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if the Maker fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by amendment to the Maker’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes or (d) to the Maker after or concurrently with the consummation of a Business Combination. For and in consideration of the Maker entering into this agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Payee hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this agreement, that neither Payee nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this agreement or any proposed or actual business relationship between the Maker or its Representatives, on the one hand, and Payee or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Payee on behalf of itself and its affiliates hereby irrevocably waive any Released Claims that it or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Maker or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the Maker or its affiliates). Payee agrees and acknowledges that such irrevocable waiver is material to this agreement and specifically relied upon by the Maker and its affiliates to induce the Maker to enter into this agreement, and Payee further intends and understands such waiver to be valid, binding and enforceable against Payee and each of its affiliates under applicable law. To the extent Payee or any of its affiliates commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Maker or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Maker or its Representatives, Payee hereby acknowledges and agrees that Payee and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Payee or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein

13.                Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

14.               Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

[Signature page follows]

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

METALS ACQUISITION CORP

By:	/s/ Marthinus (Jaco) J. Crouse
Name:	Marthinus (Jaco) J. Crouse
Title:	Chief Financial Officer

Acknowledged and agreed as of the date first above written.

GREEN MOUNTAIN METALS LLC, a Cayman Islands limited liability company

By:	/s/ Mick McMullen
Name:	Mick McMullen
Title:	Manager

[Signature Page to Promissory Note]

SCHEDULE OF BORROWINGS

The following increases or decreases in this Promissory Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Promissory Note	Amount of increase in Principal Amount of this Promissory Note	Principal Amount of this Promissory Note following such decrease or increase

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